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                                                                     Exhibit 5.1

                                    Jones Day
                               901 Lakeside Avenue
                              Cleveland, Ohio 44114


                                February 10, 2004


Forest City Enterprises, Inc.
50 Public Square
Cleveland, Ohio 44113


          Re: $100,000,000 aggregate principal amount of 7.375% Senior Notes due February 1, 2034, to be Offered Through Underwriters


Ladies and Gentlemen:

     We are acting as counsel for Forest City Enterprises, Inc., an Ohio corporation (the "Company"), in connection with the issuance and sale of $100,000,000 aggregate principal amount of 7.375% Senior Notes due February 1, 2034 by the Company (the "Notes") to be issued pursuant to that certain Indenture (the "Indenture"), dated as of May 19, 2003, between the Company and The Bank of New York, as Trustee (the "Trustee") in accordance with the Pricing Agreement, dated February 10, 2004, (the "Pricing Agreement"), by and between the Company and Morgan Stanley & Co. Incorporated and McDonald Investments Inc., as representatives of the underwriters named therein (the "Underwriters"), and the Underwriting Agreement, dated March 11, 1998 (the "Underwriting Agreement"), by and among the Company and Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, McDonald Company Securities, Inc. and Credit Lyonnais Securities (USA) Inc.

     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that when the Notes are executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered to the Underwriters pursuant to the Underwriting Agreement and the Pricing Agreement against payment of the consideration therefor as provided for therein, the Notes will be validly issued and will constitute valid and binding obligations of the Company.

     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of New York and the laws of the State of Ohio. We express no opinion with respect to the laws of any other jurisdiction.


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     We hereby consent to the filing of this opinion as Exhibit 5.1 to the
Current Report on Form 8-K in order to supplement the Registration Statement No. 333-87378 on Form S-3 (the "Registration Statement") filed by the Company to effect registration of the Notes under the Securities Act of 1933 (the "Act") and to the reference to us under the caption "Validity of the Offered Securities" in the Prospectus Supplement constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                        Very truly yours,

                                        /s/ Jones Day